ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the "Agreement") is made and entered into as of the 1st day of December, 2000 by and between Carlos Ortega, Amancio Victor Suarez, and Amancio J. Suarez, (collectively, the "Principal Shareholders"), Cosmo Communications Corporation (the "Company"), Master Light Enterprises Limited (the "Purchaser"), and Feldhake, August & Roquemore, LLP (the "Escrow Agent").

RECITALS

WHEREAS, the Principal Shareholders have offered to sell to the Purchaser, in the aggregate, one million three hundred forty-seven thousand four hundred twenty 1,347,420 shares of the Company's common stock (the "Shares"), representing fifty-one percent (51%) of the issued and outstanding shares of the Company as of the date hereof; and

WHEREAS, the Purchaser and the Principal Shareholders have entered into that certain letter agreement, dated November ___, 2000, (the "Letter Agreement") which provides, among other things, that the amount of Fifty Thousand Six Hundred Eighty-Three Dollars ($50,683), representing the full purchase price for the Shares (the "Purchase Price"), is to be held in an escrow account with the Escrow Agent pending the Second Closing (as defined therein); and

WHEREAS, the Principal Shareholders desire to place in escrow the Purchase Price, and the Escrow Agent agrees to hold and distribute such Purchase Price subject to and in accordance with the instructions of the parties, pending the Second Closing;

NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows (capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Letter Agreement).

ARTICLE I
DIRECTIONS

1.01 ESCROWED PROPERTY. Upon the execution of this Agreement and the consmmation of the First Closing, each of (a) the fully-executed original of this Agreement, including the attachments thereto and
        (b) cash in the full amount of the Purchase Price (collectively, the "Escrowed Property") shall be deposited by the parties with the Escrow Agent for distibution in accordance with the instructions attached thereto (the "Instructions").

1.02 INSTRUCTIONS. The Escrow Agent shall hold and disburse the Escrowed Property pursuant to the Instructions, which Instructions are hereby incorporated herein by reference as an integral part of this Agreement. The parties agree that the Escrowed Property is to be held in an interest bearing account but will not be invested.


1.03 ACCEPTANCE BY ESCROW AGENT. The Escrow Agent agrees to act as the escrow agent in accordance with this Agreement and to perform the duties of the Escrow Agent as contemplated herein.


                                ARTICLE II
                     COMPENSATION OF THE ESCROW AGENT

2.01    The parties hereby agree as follows:

        (a) as the sole compensation to the Escrow Agent for the performance of its duties hereunder, the Escrow Agent shall be entitled to retain for its own account all interest earned on the Escrowed Property during the Term of this Agreement; and

        (b) the Escrow Agent shall be entitled to be reimbursed for any and all out-of-pocket expenses incurred by it in the performance of its duties during the Term of this Agreement.

2.02 The Escrow Agent shall have a first and prior lien upon the Escrowed Property to secure the payments described under Section 2.01(a) and (b) above. If any such payment is not timely received by the Escrow Agent, the parties each hereby authorize and direct the Escrow Agent to deduct such payment from the Escrowed Property. All such payments due but not paid within thirty (30) days shall thereafter accrue interest at the rate of ten percent (10%) per annum. In addition, the Escrow Agent shall have the right, but not the obligation, to set off any other amounts owed to it by the Parties, or any of them, against the Escrowed Property, and is hereby authorized and directed to debit the Escrow Account by all such amounts at any time, and from time to time, during the Term hereof.


ARTICLE III
PROVISIONS CONCERNING ESCROW AGENT

3.01 AUTHORITY OF THE PARTIES. The Escrow Agent shall be under no duty or obligation to ascertain the identity, authority, and/or rights of any of the parties or their respective employees, affiliates or agents.

3.02 OTHER AGREEMENTS. The Escrow Agent shall not itself be party to, or bound by, any agreement among the Parties hereto, other than this Agreement, and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement.

3.03 DEPOSITED ESCROWED PROPERTY. The Escrow Agent assumes no responsibility for the validity or sufficiency of any instrument held as Escrowed Property, except as may be expressly and specifically set forth in this Agreement.

3.04 LATE PAYMENT OR PERFORMANCE. The Escrow Agent may accept any payment or performance required under this Agreement after the date such payment or performance is due, unless subsequent to such date, but prior to the actual date of payment or performance, the Escrow Agent is instructed in writing by the affected party not to accept such payment or performance.

3.05 ESCHEAT. Each party hereto is advised that under California law, Escrowed Property which is presumed abandoned may escheat to the State. The Escrow Agent shall have no liability to any party or their respective heirs, legal representatives, successors, or assigns, should any or all of the Escrowed Property become so escheatable or escheat by operation of law.

3.06 NON-LIABILITY. The Escrow Agent shall not be liable for any act or omission while acting in good faith and in the exercise of its own best judgment. Any act or omission by the Escrow Agent pursuant to the advice of its attorneys shall be conclusive (but not the only) evidence of good faith. The Escrow Agent shall have the right to consult with independent counsel at the expense of the parties whenever any question arises concerning this Agreement, and shall incur no liability for any delay reasonably required to obtain such advice of counsel. The Escrow Agent shall not be liable for the alteration, modification or elimination of any right permitted or given under the instructions set forth in Appendix A and/or in any document deposited under this Agreement pursuant to any statute of limitations or by reason of laches. The Escrow Agent shall have no further responsibility or liability whatsoever to the Principal Shareholders following a partial or complete distribution of the Escrowed Property pursuant to this Agreement. The Escrow Agent shall not incur any liability with respect to any act or omission in reliance upon any document, including any written notice or instructions provided for in this Escrow Agreement. In performing its obligations hereunder, the Escrow Agent shall be entitled to presume, without inquiry, the due execution, validity and effectiveness of all documents it receives, and also the truth and accuracy of any information contained therein. The Escrow Agent shall not be responsible or liable for any diminution of principal of the Escrowed Property. Notwithstanding the foregoing, nothing in this Agreement shall release the Escrow Agent from liability to the Principal Shareholders for any act or omission involving the Escrow Agent's gross negligence or willful misconduct.

3.07 Conflict and Waiver. The parties are not bound by or subject to any contract, agreement, law, court order or judgment, administrative ruling, regulation or any other item which prohibits or restricts such party from entering into and performing this Agreement in accordance with its terms, or requiring the consent of any third party prior to the entry into or performance of this Agreement in accordance with its terms by such party. No waiver of any provision of this Agreement shall be deemed to be or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.
        The performance of escrow duties on behalf of these parties shall not be, and shall in no way be construed to be, the performance of legal services of any kind or nature to any party hereto by the Escrow Agent.

3.08 Indemnification. Except for any act or omission by the Escrow Agent that constitutes gross negligence or willful misconduct, the parties each agree to indemnify and hold harmless the Escrow Agent from and against any liability, cost, or expense whatsoever, including, but not limited to, attorneys' fees incurred by reason of accepting the Agreement and/or Escrowed Property.


                           ARTICLE IV
                 GENERAL TERMS AND CONDITIONS

4.01 Extension of Benefits. This Agreement shall be binding upon, insure to the benefit of, and be enforceable by, the respective heirs, legal representatives, successors, and assigns of the parties hereto.

4.02 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California applicable to the performance and enforcement of contracts made within such state, without giving effect to the law of conflicts of laws applied thereby. In the event that any dispute shall occur between the parties arising out of or resulting from the construction, interpretation, enforcement or any other aspect of this Agreement, the parties hereby agree to accept the exclusive jurisdiction of the Courts of the State of California sitting in and for the County of Orange. In the event either party shall be forced to bring any legal action to protect or defend its rights hereunder, then the prevailing party in such proceeding shall be entitled to reimbursement from the non-pre-vailing party of all fees, costs and other expenses (including, without limitation, the reasonable expenses of its attorneys) in bringing or defending against such action.

4.03 Notices. Any notice required or permitted hereunder shall be given in writing and shall be conclusively deemed effectively given upon either (a) personal delivery; (b) one day after facsimile transmission to the facsimile number indicated below and evidenced by a written record of completed transmission to such number; or (c) five days after deposit in the United States mail, by registered or certified mail, postage prepaid, addressed to the following address, or to such other address as the party may designate by ten (10) days' advance written notice to the other party:

If to the Purchaser:                   Master Light Enterprises Limited.
5/F. Shing Dao
Industrial Building
292 Aberdeen Main Road
Hong Kong

With a copy (which shall
not constitute notice) to:             Feldhake, August & Roquemore, LLP
19900 MacArthur Blvd., Suite 850
Irvine, California 92612
Attn:       Kenneth S. August, Esq.
            Partner

If to the Company:                     Cosmo Communications Corporation
16501 NW 16th Court
Miami, FL  33169
Attn:      Mr. Carlos Ortega
President

If to the Principle Shareholders:      Amancio Victor Suarez
16501 N.W. 16th Court
Miami, FL  33169

Carlos Ortega
16501 NW 16th Court
Miami, FL  33169

Amancio J. Suarez
16501 NW 16th Court
Miami, FL  33169

4.04 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter of this Agreement.

4.05 Amendment. This Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by all of the parties.

4.06 Waivers. The failure of any party to the Agreement at any time or times to require performance of any provision under this Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to the Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Agreement.

4.07 Headings. Section headings of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Agreement.

4.08 Counterparts. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

4.09 Resignation or Removal of Escrow Agent. The Escrow Agent may resign at any time by furnishing notice of its resignation to the Principal Shareholders. The Principal Shareholders may remove the Escrow Agent at any time by furnishing to the Escrow Agent a written notice of its removal. Such resignation or removal, as the case may be, shall be effective upon delivery of such notice.

The Escrow Agent, by affixing its signature, hereby agrees to hold, administer, and dispose of the Escrowed Property in accordance with the terms, conditions, and instructions of this Agreement and any valid amendments thereto, including those set forth in Appendix A.


[SIGNATURES APPEAR ON THE FOLLOWING PAGE]


IN WITNESS WHEREOF, the parties have signed this Agreement effective as of the date and year first above written.

THE ESCROW AGENT:

FELDHAKE, AUGUST & ROQUEMORE LLP

By:

Title:


THE PRINCIPAL SHAREHOLDERS:      WITNESS:


By: /s/ Carlos Ortega            By: /s/
        -------------                    ---------------
        Carlos Ortega

By: /s/ Amancio Victor Suarez    By: /s/
        ---------------------            ---------------
        Amancio Victor Suarez

By: /s/ Amancio J. Suarez        By: /s/
        -----------------                ---------------
        Amancio J. Suarez



COSMO COMMUNICATIONS CORPORATION

By: /s/
        -----------------

Title:


MASTER LIGHT ENTERPRISES LIMITED

By: /s/
        -----------------

Title:




APPENDIX A
INSTRUCTIONS

I.    First Closing and Investment of Funds.   At the consummation of
      the First Closing, which shall occur at the offices of Feldhake, August & Roquemore LLP, the following items shall be deposited with the Escrow Agent:

    A. Fifty Thousand Six Hundred Eighty Three Dollars ($50,683.00), representing the "Purchase Price," for the purchase by the Purchaser of a total of one million three hundred forty seven thousand four hundred twenty (1,347,420) shares of the Company's common stock from the Principal Shareholders, pledged to the Purchaser to secure the respective obligations of the Principal Shareholders to be performed at or before the Second Closing; and

    B.  a fully executed copy of this Escrow Agreement.

II.   Disbursement and Continuation of Escrow to Second Closing.
      At the consummation of the Second Closing, the following items shall be deposited with the Escrow Agent for the duration of the Term of this Agreement:

    A. the renewal of the pledge of the Purchase Price in accordance with the terms of the Escrow Agreement;

    B. a stock pledge, in favor of the Purchaser, with respect to nine hundred eighty thousand nine hundred twenty six (980,926) shares of the Company's common stock which will be owned by the Principal Shareholders as of that date;

    C. an aggregate of nine hundred forty seven thousand one hundred forty seven (947,147) shares of the Company's common stock owned by the Principal Shareholders to be returned to the Company
        (to be held in its treasury); and

    D. a continuing security interest granted to the Purchaser in the assets currently comprising the collateral security pledged to secure the obligations of the Company with respect to the bridge loan extended by Starlight Marketing

Development Ltd., which amount shall be credited toward the purchase price for the Company's shares at the time of the Second Closing.

III. Distributions; Termination of Escrow Fund. In the event that the Continuing Obligations are fulfilled by the date which is two
      (2) years from the date of the Second Closing, then as of the date such Continuing Obligations have been fully satisfied, all pledges and other security interests in escrow shall be released and fully discharged. In the event that the Continuing Obligations are not fulfilled by the date which is two (2) years from the date of the Second Closing, then as of such date all collateral pledged to the Purchaser hereunder shall become the property of the Purchaser, without further consideration, as will be specifically set forth in the collateral documents to be entered into between the parties at the Second Closing and deposited, originally signed, into the Escrow.